EXHIBIT 99.1

Execution Version

$200,000,000

CREDIT AGREEMENT

among

SEI INVESTMENTS COMPANY,

THE LENDERS,

JPMORGAN CHASE BANK,

As Agent,

BANK OF AMERICA, N.A.,

MANUFACTURERS AND TRADERS TRUST COMPANY

and

PNC BANK, NATIONAL ASSOCIATION,

as Documentation Agents,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Syndication Agent

Dated as of

September 14, 2004

J.P. MORGAN SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner

i

5.4.	Financial Statements		26
5.5.	Material Adverse Change		26
5.6.	Taxes		27
5.7.	Litigation and Contingent Obligations		27
5.8.	Subsidiaries		27
5.9.	ERISA		27
5.10.	Accuracy of Information		27
5.11.	Regulation U		28
5.12.	Material Agreements		28
5.13.	Compliance With Laws		28
5.14.	Ownership of Properties		28
5.15.	Plan Assets; Prohibited Transactions		28
5.16.	Investment Company Act		28
5.17.	Public Utility Holding Company Act		28
5.18.	Subordinated Indebtedness		29
5.19.	Insurance		29
5.20.	Solvency		29
5.21.	Reportable Transaction		29

ARTICLE VI COVENANTS			30
6.1.	Financial Reporting		30
6.2.	Use of Proceeds		31
6.3.	Notice of Default		31
6.4.	Conduct of Business		31
6.5.	Taxes		31
6.6.	Insurance		31
6.7.	Compliance with Laws		32
6.8.	Maintenance of Properties		32
6.9.	Inspection		32
6.10.	Dividends		32
6.11.	Indebtedness		32
6.12.	Merger		33
6.13.	Sale of Assets		33
6.14.	Investments and Acquisitions		34
6.15.	Liens		34
6.16.	Capital Expenditures		35
6.17.	Affiliates		35
6.18.	Sale of Accounts		35
6.19.	Contingent Obligations		35
6.20.	Inconsistent Agreements		36
6.21.	Retirement of Repurchased Common Stock		36
6.22.	Financial Covenants.		36
	6.22.1.	Fixed Charge Coverage Ratio	36
	6.22.2.	Leverage Ratio	36
6.23.	Subsidiary Guaranty		36

ARTICLE VII DEFAULTS			37

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES			39
8.1.	Acceleration		39
8.2.	Amendments		39
8.3.	Preservation of Rights		40

ARTICLE IX GENERAL PROVISIONS			40
9.1.	Survival of Representations		40
9.2.	Governmental Regulation		40
9.3.	Headings		40
9.4.	Entire Agreement		40
9.5.	Several Obligations; Benefits of this Agreement		40
9.6.	Expenses; Indemnification		41
9.7.	Numbers of Documents		41
9.8.	Accounting		41
9.9.	Severability of Provisions		41
9.10.	Nonliability of Lenders		41
9.11.	Confidentiality		42
9.12.	Nonreliance		42
9.13.	Disclosure		42
9.14.	Interest Rate Limitation		42
9.15.	USA PATRIOT Act		43

ARTICLE X THE AGENT			43
10.1.	Appointment		43
10.2.	Certain Rights		43
10.3.	Duties		43
10.4.	Reliance, etc		44
10.5.	Employment of Agents		44
10.6.	Resignation		44
10.7.	Independent Action		45
10.8.	Agent and Arranger Fees		45
10.9.	Documentation Agents, Syndication Agent, etc.		45

ARTICLE XI SETOFF; RATABLE PAYMENTS			45
11.1.	Setoff		45
11.2.	Ratable Payments		45

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS			46
12.1.	Successors and Assigns		46
12.2.	Participations		46
	12.2.1.	Permitted Participants; Effect	46
	12.2.2.	Benefit of Certain Provisions	47
12.3.	Assignments.		47

	12.3.1.	Permitted Assignments	47
	12.3.2.	Consents	47
	12.3.3.	Effect; Effective Date	47
	12.3.4.	Register	48
12.4.	Dissemination of Information		48
12.5.	Tax Treatment		48

ARTICLE XIII NOTICES			49
13.1.	Notices		49
13.2.	Change of Address		49

ARTICLE XIV COUNTERPARTS			49

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL			49
15.1.	CHOICE OF LAW		49
15.2.	CONSENT TO JURISDICTION		49
15.3.	WAIVER OF JURY TRIAL		50

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Assignment Agreement
Exhibit C	Form of Written Money Transfer Instructions
Exhibit D	Form of Note

SCHEDULES

Pricing Schedule

Schedule1	Commitments
Schedule 5.8	Subsidiaries
Schedule 6.11	Indebtedness
Schedule 6.14	Investments
Schedule 6.15	Liens

v

CREDIT AGREEMENT

This Credit Agreement, dated as of September 14, 2004, is among SEI Investments Company, a Pennsylvania corporation, the Lenders and JPMorgan Chase Bank, as Agent. The parties hereto agree as follows:

RECITALS

A. The Borrower has requested the Lenders to make financial accommodations to it in the aggregate principal amount of up to $200,000,000, the proceeds of which will be used for the general corporate purposes of the Borrower (including the repurchase of the common stock of the Borrower).

B. The Lenders are willing to extend such financial accommodations on the terms and conditions set forth herein.

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Advance” means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means JPMorgan in its capacity as administrative agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule attached hereto.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule attached hereto.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities Inc. and its successors, in its capacity as Sole Lead Arranger and Sole Bookrunner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the president, chief financial officer, vice president-finance, treasurer or corporate controller of the Borrower, acting singly.

“Borrower” means SEI Investments Company, a Pennsylvania corporation, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Expenditures” means, without duplication, any expenditures (except for expenditures for software which are classified as capitalized software on a consolidated balance sheet) for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) fully collateralized repurchase agreements with a term of not more than 365 days for securities described in clause (i) of this definition and (v) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means any Person becomes the owner of more than thirty percent (30%) of the Borrower’s outstanding shares, excluding the Borrower and its Subsidiaries, any employee benefit plan of the Borrower or its Subsidiaries, any Person appointed or entity organized or established by the Borrower for or pursuant to any such employee benefit plan, and Alfred P. West, Jr. or his spouse, and/or a member of his immediate family.

“Change in Law” means (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (iii) compliance by any Lender (or, for purposes of Section 3.1(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its name on Schedule 1 hereto, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.3 or as otherwise modified from time to time pursuant to the terms hereof.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Fixed Charges” means, for any period, on a consolidated basis the sum of (i) all Rentals (other than Rentals on Capitalized Leases) payable by the Borrower and its Subsidiaries for the period of four fiscal quarters preceding the date of determination, (ii) all Consolidated Interest Expense on all Indebtedness (including the interest component of Rentals on Capitalized Leases) of the Borrower and its Subsidiaries for the period of four fiscal quarters preceding the date of determination and (iii) Indebtedness (excluding the Loans hereunder) payable pursuant to the scheduled amortization of such Indebtedness by the Borrower and its Subsidiaries for the period of four fiscal quarters immediately following the date of determination.

“Consolidated Income Available for Fixed Charges” means, for any period, the sum of (i) Consolidated Net Income during such period plus (ii) to the extent deducted from revenues in determining Consolidated Net Income, (A) all provisions for any Federal, state or other income taxes made by the Borrower and its Subsidiaries during such period, (B) all provisions for Rentals (other than Rentals on Capitalized Leases) during such period by the Borrower and its Subsidiaries, (C) all provisions for Consolidated Interest Expense on all Indebtedness (including the interest component of Rentals on Capitalized Leases) of the Borrower and its Subsidiaries during such period and (D) all provisions for depreciation made by the Borrower and its Subsidiaries during such period, minus (iii) the sum of (A) all Capital Expenditures of the Borrower and its Subsidiaries during such period and (B) all cash dividends paid by of the Borrower and its Subsidiaries during such period.

“Consolidated Indebtedness” means, at any time, the aggregate dollar amount of Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis outstanding at such time, whether or not such amount is due or payable at such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Worth” means at any time the stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Default” means an event described in Article VII.

“De Minimus Sales” means any sale, transfer or other disposition of assets which does not, together with any related sales, transfers or other dispositions, result in Net Proceeds in excess of $250,000.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of the United States or any jurisdiction within the United States.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Base Rate” with respect to such Eurodollar Advance for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 3.5(iv), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.5(i).

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means that certain $200,000,000 364-Day Credit Agreement dated as of September 15, 2003 by and among the Borrower, Bank One, NA and the financial institutions party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Facility Termination Date” means September 14, 2007 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Floating Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means any of (i) SEI Investments Management Corporation, a Delaware corporation (“SEI IMC I”), (ii) SEI Investments Management Corporation II, a Delaware corporation (“SEI IMC II”), (iii) SEI Global Services, Inc., a Delaware corporation (“Global Services”), (iv) SEI Funds, Inc., a Delaware corporation (“Funds”), (v) any Subsidiary to which more than 10% of the assets of any of SEI IMC I, SEI IMC II, Global Services or Funds is transferred and (vi) any Person which becomes a party to the Guaranty pursuant to Section 6.23 or otherwise, provided that SEI Investments Distribution Company, SEI Private Trust Company and SEI Trust Company shall not be or be obligated to become Guarantors.

“Guaranty” means that certain Guaranty dated as of the date hereof executed by the Material Domestic Subsidiaries of the Borrower in favor of the Agent, for the ratable benefit of the Agent and the Lenders and all joinders thereto, in each case as amended or modified and in effect from time to time.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv)

obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (viii) net liabilities under Rate Management Obligations or in respect of any other derivative financial instrument, (ix) contingent reimbursement obligations in respect of, and unreimbursed draws under, Letters of Credit and (x) Contingent Obligations.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“JPMorgan” means JPMorgan Chase Bank, a national banking association having its principal office in New York, New York, in its individual capacity, and its successors.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, or added pursuant to Section 2.5, and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means the ratio of (i) Consolidated Indebtedness to (ii) Consolidated EBITDA for the then most-recently ended four fiscal quarters of the Borrower.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Guaranty and any Notes issued pursuant to Section 2.13.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

“Material Indebtedness” means Indebtedness in an outstanding principal amount of $2,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Material Domestic Subsidiary” means a Domestic Subsidiary, the assets or Consolidated Net Income of which represents more than (i) 5% of assets (valued at the greater of book or fair market value) of the Borrower and its Subsidiaries on a consolidated basis or (ii) 5% of the Consolidated Net Income for the preceding four fiscal quarter period, in each case determined as of the most recent fiscal quarter end for which financials have been delivered by the Borrower pursuant to Section 6.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Proceeds” means net cash proceeds realized upon (i) the sale, transfer, or other disposition of assets, (ii) the sale or series of sales or issuance of any common or preferred equity interest, limited liability company membership interests, warrant or other equity, or (iii) the issuance of new Indebtedness, in each case after the payment or reserving of all direct expenses and taxes related to such transaction and the net cash proceeds of the liquidation (at any time) of securities received as consideration from such transaction.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.13.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” is defined in Section 3.5(ii).

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMorgan or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating thereto.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having at least a majority of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the outstanding Advances.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.2. Repayments; Termination.

2.2.1. Repayment at Termination. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.2.2. Mandatory Prepayments. In addition to the repayments of the Advances required by Section 2.2.1, the Borrower shall make mandatory prepayment of the Advances, and there shall occur mandatory reductions of the Aggregate Commitment, as follows:

(i)	Concurrently with the receipt of any Net Proceeds (in excess of $5,000,000 in the aggregate over the term of this Agreement) from any sales, transfers or other dispositions of assets (other than the sale of inventory, Cash Equivalent Investments in the ordinary course of business or De Minimus Sales), the Borrower shall make a mandatory prepayment of the Advances in an amount equal to 100% of such Net Proceeds (or, if less, the aggregate outstanding amount of the Advances) and the Aggregate Commitment shall be automatically reduced by the amount of such Net Proceeds.

(ii)	Upon the sale or series of sales or issuance of any common or preferred equity interests, limited liability company membership interests, warrants or other equity or the incurrence of any Subordinated Indebtedness or Indebtedness not permitted by Section 6.11, in either case by the Borrower or any Subsidiary, or any equity contribution to the Borrower, the Borrower shall make a mandatory prepayment of the Advances in an amount equal to 100% of the Net Proceeds thereof (or, if less, the aggregate outstanding amount of the Advances) and the Aggregate Commitment shall be automatically reduced by the amount of such Net Proceeds; provided that sales to employees under the Borrower’s employee stock purchase plan or employee stock option plan are excluded from the mandatory prepayment and commitment reduction provisions hereof.

2.3. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.4. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5. Commitment Fee; Reductions and Increases in Aggregate Commitment.

(i)	The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee equal to the per annum percentage identified as the Applicable Fee Rate set forth in the Pricing Schedule attached hereto on the daily unused portion of such Lender’s Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date.

(ii)	The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $10,000,000 or any integral multiple of $5,000,000 in excess thereof, upon at least two Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

(iii)	The Borrower may, at its option, on up to two occasions, seek to increase the Aggregate Commitment by up to an aggregate amount of $50,000,000 (resulting in a maximum Aggregate Commitment of $250,000,000) in a minimum amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof, upon at least three (3) Business Days’ prior written notice to the Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Unmatured Default has occurred and is continuing. The Borrower may, after giving such notice, offer the increase (which may be declined by any Lender in its sole discretion) in the Aggregate Commitment on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Agent. No increase in the Aggregate Commitment shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrower shall have delivered to the Agent a document in form and substance reasonably satisfactory to the Agent pursuant to which any such existing Lender states the amount of its Commitment increase, any such new Lender states its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Borrower accepts such incremental Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of an interest in each then outstanding Advance such that, after giving effect thereto, all Advances are held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and shall not be subject to the assignment fee set forth in Section 12.3.1. The Borrower shall make any payments under Section 3.4 resulting from such assignments. Any such increase of the Aggregate Commitment shall be subject to receipt by the Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Agent may reasonably request.

2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances or any portion of the outstanding Floating Rate Advances upon notice to the Agent by 10:00 a.m. (New York time) on the

Business Day of the proposed prepayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Agent.

2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (New York time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (New York time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in New York to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.

2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (New York time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Floating Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with JPMorgan for each payment of principal, interest and fees as it becomes due hereunder.

2.13. Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit D (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest with respect to Eurodollar Loans and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest with respect to Floating Rate Loans shall be calculated for the actual days elapsed on the basis of a 365 or 366-day year, as applicable. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Floating Rate.

2.17. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.18. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether the principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation.

3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5. Taxes. (i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement (or, pursuant to Section 12.5, not more than ten Business Days after becoming a Transferee hereunder), (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Initial Advance. The Lenders shall not be required to make the initial Advance hereunder unless and until the Borrower has furnished to the Agent with sufficient copies for the Lenders and the other conditions set forth below have been satisfied:

(i)	Copies of the articles or certificate of incorporation of the Borrower and each Guarantor, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii)	Copies, certified by the Secretary or Assistant Secretary of the Borrower and each Guarantor, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower or such Guarantor is a party.

(iii)	An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and each Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower or such Guarantor authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower or such Guarantor.

(iv)	A certificate, signed by the chief financial officer or corporate controller of the Borrower, stating that on the date hereof no Default or Unmatured Default has occurred and is continuing.

(v)	A written opinion of Morgan, Lewis & Bockius LLP, the Borrower’s counsel, addressed to the Lenders in form and substance satisfactory to the Agent.

(vi)	Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(vii)	Written money transfer instructions, in substantially the form of Exhibit C, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

(viii)	A compliance certificate in substantially the form of Exhibit A signed by the Borrower’s chief financial officer showing the calculations necessary to determine compliance with this Agreement for fiscal quarter ended June 30, 2004.

(ix)	The Borrower shall have paid all fees due to JPMorgan under the fee letter dated August 20, 2004.

(x)	This Agreement duly completed and executed by Borrower.

(xi)	The Guaranty in form and substance reasonably acceptable to the Agent and duly completed and executed by the Guarantors.

(xii)	The Existing Credit Agreement shall have been terminated and all outstanding indebtedness thereunder shall have been, or substantially contemporaneously shall be, paid in full.

(xiii)	Such other documents as any Lender or its counsel may have reasonably requested.

4.2. Each Advance. The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

(i)	There exists no Default or Unmatured Default.

(ii)	The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit A as a condition to making an Advance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1. Existence and Standing. Each of the Borrower, its Material Domestic Subsidiaries and the Guarantors is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the absence of such authority could not reasonably be expected to result in a Material Adverse Effect.

5.2. Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower, any Guarantor or any Material Domestic Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower, any Guarantor or any Material Domestic Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, any Guarantor or any Material Domestic Subsidiary, is required to be obtained by the Borrower, any Guarantor or any Material Domestic Subsidiary in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The December 31, 2003 audited consolidated financial statements of the Borrower and its Subsidiaries and the June 30, 2004 unaudited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5. Material Adverse Change. Since December 31, 2003 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 1993. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9. ERISA. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $500,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading, provided, however, that this representation shall not apply to any forecasts or projections or other forward-looking statements (“Projections”) provided by the Borrower or any of its Subsidiaries, as such Projections have been based on a variety of estimates and assumptions which, though considered reasonable by the Borrower, are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Borrower and are subject to material change. All Projections have been or will be prepared in good faith by the Borrower based on assumptions it believes to be reasonable at the time of preparation.

5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation T, Regulation U or Regulation X. Neither the making of any Advance hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness.

5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14. Ownership of Properties. On the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Agent as owned by the Borrower and its Subsidiaries.

5.15. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.17. Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.18. Subordinated Indebtedness. The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

5.19. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies (not Affiliates of the Borrower) in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and are similarly situated.

5.20. Solvency. (i) Immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.21. Reportable Transaction . The Borrower does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(i)	Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default with respect to a breach of Section 6.22, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist with respect to a breach of Section 6.22, stating the nature and status thereof.

(ii)	Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii)	Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit A signed by its chief financial officer or corporate controller showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)	Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(v)	As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(vi)	As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vii)	Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(viii)	Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(ix)	Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes (including the repurchase of the common stock of the Borrower). The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to make any Acquisition or to purchase or carry any “margin stock” (as defined in Regulation U) other than relating to the repurchase of the common stock of the Borrower in compliance with Section 6.21.

6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies (not Affiliates of the Borrower) insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.

6.10. Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary, and (ii) the Borrower may declare and pay dividends on its capital stock or repurchase or redeem its common stock provided that no Default or Unmatured Default shall exist before or after giving effect to such dividends or be created as a result thereof.

6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(i)	The Loans.

(ii)	Indebtedness existing on the date hereof and described in Schedule 6.11.

(iii)	Indebtedness arising under Rate Management Transactions related to the Loans or related to Indebtedness on Schedule 6.11.

(iv)	Unsecured trade credits or open accounts incurred in the ordinary course of business.

(v)	Indebtedness related to purchase money security interests arising in the ordinary course of the Borrower’s business; provided that the amount of such Indebtedness shall not exceed an amount equal to 100% of the lesser of the total purchase price or fair market value at the time of acquisition of such assets.

(vi)	Capitalized Lease Obligations under Capitalized Leases arising in the ordinary course of business consistent with past practice.

(vii)	Indebtedness which constitutes a renewal, extension, substitution, refinancing or replacement (collectively “Restructuring”) of Indebtedness of the Borrower and its Subsidiaries; provided that the resulting Indebtedness from such Restructuring shall continue to be solely the obligation of the original obligor on such restructured Indebtedness and shall not increase the outstanding principal amount of such restructured Indebtedness.

(viii)	Contingent Obligations permitted by Section 6.19.

(ix)	Intercompany Indebtedness permitted as Investments pursuant to Section 6.14;

(x)	Other Indebtedness in an aggregate principal amount outstanding at any one time not to exceed $20,000,000.

6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary.

6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(i)	Sales of inventory in the ordinary course of business.

(ii)	Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

(iii)	transfers of assets (a) by a Subsidiary that is not a Guarantor to SEI or another Subsidiary, or (b) by SEI or a Subsidiary that is a Guarantor to SEI or a Subsidiary that is a Guarantor;

6.14. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)	Cash Equivalent Investments.

(ii)	Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.14.

(iii)	Investments by the Borrower and its Subsidiaries in and to Wholly-Owned Subsidiaries.

(iv)	Investments in new mutual funds or other pooled investment vehicles sponsored, managed or administered by the Borrower or any Subsidiary, provided that the amount of any Investment in any new mutual fund or other pooled investment vehicle administered (but not sponsored or managed) by the Borrower or any Subsidiary shall not exceed the lesser of (A) $500,000, or (B) the minimum amount of such Investment required by applicable law.

(v)	Subject to Section 6.10, Investments in the Borrower’s common stock related to a disclosed stock repurchase or buy-back plan.

(vi)	Other Investments; provided that immediately after giving effect thereto the aggregate outstanding value of all such other Investments (valued immediately after giving effect thereto) would not exceed the greater of (A) $30,000,000 or (B) 10% of Consolidated Net Worth, both determined as of the date of such additional other Investment is made.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 6.14, such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or application or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

6.15. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i)	Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(ii)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)	Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(v)	Liens existing on the date hereof and described in Schedule 6.15.

(vi)	Liens securing Indebtedness permitted by (A) Sections 6.11(v) and (vi) and (B) Section 6.11(vii); provided that such resulting Lien from such Restructuring is in the same collateral as the existing Lien securing such restructured Indebtedness.

6.16. Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, amounts for Capital Expenditures, except (i) exclusive of expenditures permitted by Section 6.16(ii), not more than $30,000,000 for Capital Expenditures during any one fiscal year on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries, and (ii) not more than $25,000,000 of Capital Expenditures for a new building, garage, fixtures and furnishings to be located at Oaks, Pennsylvania.

6.17. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate other than a Wholly-Owned Subsidiary except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.18. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

6.19. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) the Guaranty, (ii) by endorsement of instruments for deposit or collection in the ordinary course of business and (iii) any guaranty entered into pursuant to Section 6.23 or of Indebtedness permitted by Section 6.11.

6.20. Inconsistent Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument (or amendment thereto) or other arrangement which (i) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or repayment of the Obligations, the amendment of the Loan Documents, or the ability of any Subsidiary to pay dividends or make other distributions on its capital stock or (ii) contains any provision which would be violated or breached by the making of the Loans or by the performance by the Borrower of any of its obligations under any Loan Document.

6.21. Retirement of Repurchased Common Stock . The Borrower will not use the proceeds of the Advances to repurchase the common stock of the Borrower unless the Borrower immediately retires such common stock.

6.22. Financial Covenants.

6.22.1. Fixed Charge Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Income Available for Fixed Charges, for the then most-recently ended four fiscal quarters, to (ii) Consolidated Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 1.25 to 1.0.

6.22.2. Leverage Ratio. The Borrower will at all times cause the Leverage Ratio to be not more than 1.25 to 1.0.

6.23. Subsidiary Guaranty. Effective upon any Person becoming a Material Domestic Subsidiary, the Borrower shall cause such Person to execute and deliver to the Agent for the benefit of the Agent and the Lenders a joinder to the Guaranty, all pursuant to documentation (including related certificates and opinions) reasonably acceptable to the Agent; provided, that if any Domestic Subsidiaries (other than SEI Investments Distribution Company, SEI Private Trust Company and SEI Trust Company) which are not party to the Guaranty hold, on an aggregate basis, an amount in excess of the lesser of (x) 10% of Consolidated Net Income or (y) 25% of total assets (valued at the higher of book or fair market value) of the Borrower and its Subsidiaries on a consolidated basis, then one or more of such Domestic Subsidiaries shall promptly execute a joinder to the Guaranty so that such threshold is no longer exceeded, all pursuant to documentation (including related certificates and opinions) reasonably acceptable to the Agent. The Borrower shall notify the Agent as promptly as possible but in any event within thirty (30) days following the date on which any Person is required to join the Guaranty in accordance with the provisions of this Section 6.23.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2. Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any commitment fee or other obligations under any of the Loan Documents within five days after the same becomes due.

7.3. The breach by the Borrower of any of the terms or provisions of Section 6.2 or 6.10 through 6.22.

7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Agent or any Lender.

7.5. Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the

Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 45 consecutive days.

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $1,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $500,000 or any Reportable Event shall occur in connection with any Plan.

7.11. Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto, if such Rate Management Obligation constitutes Material Indebtedness.

7.12. Any Change in Control shall occur.

7.13. The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.14. The Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may, upon notice to the Borrower, terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(i)	Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(ii)	Reduce the percentage specified in the definition of Required Lenders.

(iii)	Extend the Facility Termination Date or, subject to Section 2.5(iii), increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

(iv)	Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may (i) waive payment of the fee required under Section 12.3.1 without obtaining the consent of any other party to this Agreement. Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.5(iii) to be delivered in connection with an increase to the Aggregate Commitment, the Agent, the Borrower and the new or existing Lenders whose Commitments have been affected may and shall enter into an amendment hereof (which shall be binding on all parties hereto) solely for the purpose of reflecting any new Lenders and their new Commitments and any increase in the Commitment of any existing Lender.

8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, proposed or actual amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents.

(ii) The Borrower hereby further agrees to indemnify the Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the

Borrower. Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, the Arranger nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Notwithstanding anything herein to the contrary, confidential information shall not include, and each Lender (and each employee, representative or other agent of any Lender) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMorgan and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum non-usurious interest rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.15. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

ARTICLE X

THE AGENT

10.1. Appointment. Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

10.2. Certain Rights. The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

10.3. Duties. The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2) or in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

10.4. Reliance, etc. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5. Employment of Agents. The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

10.6. Resignation. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and

Section 9.6 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

10.7. Independent Action. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

10.8. Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated August 20, 2004, or as otherwise agreed from time to time.

10.9. Documentation Agents, Syndication Agent, etc.. Neither any of the Lenders identified in this Agreement as a “Senior Managing Agent”, “Managing Agent”, “Co-Arranger” nor the “Documentation Agents” or the “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Article. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) Participants (to the extent provided below) and, to the extent expressly contemplated hereby, the Related Parties of the Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

12.2. Participations.

12.2.1. Permitted Participants; Effect. Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 8.2 that affects such Participant. Subject to Section 12.2.2, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Article. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender, and provided further that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.2.2. Benefit of Certain Provisions. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.5(iv) as though it were a Lender.

12.3. Assignments.

12.3.1. Permitted Assignments. Except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default under Section 7.2, 7.6, 7.7 or 7.8 has occurred and is continuing. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption (substantially in the form of Exhibit B) together with a processing and recordation fee of $3,500. The assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire in such form as the Agent may reasonably require.

12.3.2. Consents. Subject to the conditions set forth above, any Lender may assign to one or more assignees all or portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of (i) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee and (ii) the Agent, provided that no consent of the Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

12.3.3. Effect; Effective Date. Subject to acceptance and recording thereof pursuant to Section 12.3.4, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5 and 9.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.

12.3.4. Register. The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.3.1 and any written consent to such assignment required by Section 12.3.2, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1. Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received; and further provided that notices pursuant to Section 8.1 shall be deemed effective when transmitted, deposited in the mail or otherwise sent by any means.

13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY

UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

SEI INVESTMENTS COMPANY

By:	/s/ Kathy Heilig
Name:	Kathy Heilig
Title:	Controller
1 Freedom Valley Drive
Oaks, Pennsylvania 19456
	Attention:	Dennis J. McGonigle
Chief Financial Officer
	Telephone:	( )
	FAX:	( )

JPMORGAN CHASE BANK,
Individually and as Agent

By:	/s/ Marybeth Mullen
Name:	Marybeth Mullen
Title:	Vice President

___________________________
___________________________
	Attention:	Marybeth Mullen
	Telephone:	(212) 270-5049
	FAX:	(212) 270-1511

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Kimberly Shaffer
Name:	Kimberly Shaffer
Title:	Director

1339 Chestnut Street, PA 4819
Philadelphia, PA 19107
	Attention:	Kimberly Shaffer
	Telephone:	(267) 321-7033
	FAX:	(267) 321-7101

BANK OF AMERICA, N.A.

By:	/s/ Sean W. Cassidy
Name:	Sean W. Cassidy
Title:	Principal

335 Madison Avenue, 5th Floor
New York, NY 10017
	Attention:	George Kinne
	Telephone:	(212) 503-7253
	FAX:	(704) 602-5885

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Brian J. Sohocki
Name:	Brian J. Sohocki
Title:	Officer

2055 South Queen Street
York, PA 17403
	Attention:	Joshua C. Becker
	Telephone:	(717) 771-4903
	FAX:	(717) 771-4914

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Meredith Jermann
Name:	Meredith Jermann
Title:	Vice President

___________________________
___________________________
	Attention:	___________________________
	Telephone:	(215) 585-5622
	FAX:	(215) 585-6987

BANK HAPOALIM B.M.

By:	/s/ Laura Anne Raffa
Name:	Laura Anne Raffa
Title:	Executive Vice President & Corporate Manager

By:	/s/ Shaun Breidbart
Name:	Shaun Breidbart
Title:	Vice President

225 N. Michigan Avenue, Suite 900
Chicago, IL 60601-7601
	Attention:	Michael Byrne
	Telephone:	(312) 228-6410
	FAX:	(312) 228-6490

SOVEREIGN BANK

By:	/s/ Steven Fahringer
Name:	Steven Fahringer
Title:	Portfolio Manager

Three Radnor Corporate Center
100 Matsonford Road
Radnor, PA 19087
	Attention:	Steven Fahringer
	Telephone:	(610) 520-6929
	FAX:	(610) 526-6323

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Eurocurrency Rate	0.750%	0.875%	1.000%	1.125%
ABR	0%	0%	0%	0%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Commitment Fee	0.150%	0.175%	0.200%	0.250%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to the Credit Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 0.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 0.75 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 1.00 to 1.00.

“Level IV Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

“Status” means Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Margins and Applicable Fee Rates shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margins or Applicable Fee Rates shall be effective five Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to the Credit Agreement, then the Applicable Margins and Applicable Fee Rates shall be the highest Applicable Margins and Applicable Fee Rates set forth in the foregoing table until five days after such Financials are so delivered. Until further adjusted as provided above, Level I Status shall be deemed to exist.

[Other Schedules and Exhibits Intentially Omitted]